UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2018 (January 16, 2018)

MENTOR CAPITAL, INC.
(Exact name of Registrant as specified in its charter)
Delaware	000-55323	77-0395098
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
511 Fourteenth Street, Suite A-2, A-4, A-6, Ramona, CA	92065
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 788-4700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01Entry into a Material Definitive Agreement.

On January 16, 2018, Mentor Partner I, LLC, a California limited liability company and wholly owned subsidiary of Registrant, entered into purchase agreements with six vendors for purchase of various laboratory and bottling equipment (“Equipment”) valued at Seven Hundred Ninety-Two Thousand Five Hundred Ninety-Two Dollars ($792,592.00).

On January 16, 2018, Mentor Partner I, LLC, also entered into an equipment lease agreement with G FarmaLabs Limited, a Nevada corporation, whereby G FarmaLabs Limited would lease the Equipment from Mentor Partner I, LLC in exchange for an aggregate monthly lease payment of Twelve Thousand Ninety-One Dollars and Ninety-Eight Cents ($12,091.98) (“Equipment Lease”). The Equipment Lease shall commence on February 10, 2018 and shall continue for seven (7) years (“Lease Term”). The Equipment Lease is guaranteed by G FarmaBrands, Inc., a Nevada corporation. At the end of the Lease Term, G FarmaLabs Limited has the option to purchase all (but not less than all) of the Equipment in exchange for a cash payment of One Dollar ($1.00) plus all sales and other taxes associated with sale of the Equipment.

Additionally, since the filing of its periodic report on Form 8-K on March 27, 2017, disclosing Registrant’s purchase of a $500,000 promissory note and various other agreements entered into with G FarmaLabs Limited, Registrant has invested an aggregate of approximately $1,800,000 in G FarmaLabs Limited, including an aggregate of $1,000,000 in cash secured by promissory notes and the value of the Equipment Lease. Per the terms of the consulting agreement entered into between Registrant and G FarmaLabs Limited in March 2017, as amended, G FarmaLabs Limited pays Registrant Two Thousand Five Hundred and Twenty Dollars ($2,520) per month in consulting fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mentor Capital, Inc.

Date: January 18, 2018By: /s/ Chet Billingsley

Chet Billingsley,

Chairman and Chief Executive Officer